Exhibit 99.1

Corporate Contacts
Gary Titus	Ana Kapor
Chief Financial Officer	Investors/Media
650.358.3456	650.350.4825
gtitus@sciclone.com	akapor@sciclone.com

SCICLONE REPORTS FINANCIAL RESULTS FOR THE

SECOND QUARTER OF 2011

Year End Cash and Investments Guidance Updated

FOSTER CITY, CA – August 9, 2011 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today reported financial results for the second quarter of 2011. Revenues for the quarter were $33.1 million compared to $20.7 million for the same period last year. For the six months ended June 30, 2011, revenues were $54.8 million, compared with $38.7 million last year. The increase in revenues in the second quarter and year to date is a result of SciClone’s growing ZADAXIN® business and the addition of NovaMed Pharmaceuticals, Inc. revenues from the date of acquisition on April 18, 2011.

SciClone reported non-GAAP net income of $7.5 million, for the second quarter of 2011, compared with non-GAAP net income of $6.2 million, for the same period last year. For the six months ended June 30, 2011, non-GAAP net income was $12.4 million, compared with non-GAAP net income of $10.7 million, for the same period last year.

For the six months and for the quarter ending June 30, 2011, the number of shares of common stock used in computing basic and diluted earnings per share increased compared to the same period in 2010 as a result of the 8,298,110 shares issued in the acquisition of NovaMed in the second quarter and by approximately 1,897,000 shares due to stock option exercises year to date. Non-GAAP earnings per share were $0.13 on both a basic and diluted basis for the second quarter of 2011, and $0.13 on a basic and $0.12 on a diluted basis, for the same period last year. For the six months ended June 30, 2011, non-GAAP earnings per share were $0.24 per share on a basic and $0.23 on a diluted basis, compared with $0.23 on a basic and $0.22 on a diluted basis for the same period last year.

SciClone believes this non-GAAP information is useful for investors by offering them the ability to better understand how management evaluates the business. The non-GAAP calculations and reconciliation to comparable GAAP measures were derived principally as a result of the NovaMed acquisition and is provided in the accompanying table entitled “Reconciliation of GAAP to Non-GAAP Net Income.”

“It has been a very exciting first half of 2011, as we’ve successfully built upon our strategy of creating a market-leading specialty pharmaceutical company in China, which continues to be the foundation of our success. We are also optimistic that with our increased visibility and resources in China, we are a more attractive licensee for that market,” commented Friedhelm Blobel, Ph.D., SciClone’s President and Chief Executive Officer. “With the addition of NovaMed’s product portfolio as well our expanded operational and sales and marketing capabilities, we are well positioned to grow sales in China for ZADAXIN and our marketed products, including Depakine®, Stilnox®, and Aggrastat®. We look forward to further growing revenues and earnings this year.”

On a GAAP basis, SciClone reported net income of $2.0 million, or $0.04 per share on a basic and $0.03 per share on a diluted basis for the three months ended June 30, 2011, compared with net income of $5.5 million, or $0.12 per share on a basic and $0.11 per share on a diluted basis, for the same period last year. For the six months ended June 30, 2011, SciClone reported net income of $5.8 million, or $0.11 on both a basic and diluted basis, compared with net income of $9.7 million, or $0.20 per share on a basic and diluted basis, for the same period last year.

Research and development expenses for the second quarter of 2011 totaled $3.1 million, compared with $2.4 million for the same period last year. The increase was primarily related to clinical trial-related expenses including the initiation of the Company’s phase 2b clinical trial for the delay to onset of oral mucositis in the first quarter of 2011. For the six months ended June 30, 2011, research and development expenses were $6.2 million, compared with $5.1 million for the same period last year. SciClone expects its research and development expenses to be at around this level for the next few quarters until the Company completes the current phase 2b clinical trial with the expectation that a partner would fund any non-China focused future trials with SCV-07, and to decline significantly in 2012 and beyond.

Sales and marketing expenses for the second quarter of 2011 were $12.9 million, compared with $5.6 million for the same period last year. The increase was primarily due to increased sales activities, including the size of SciClone’s significantly increased sales force as a result of its acquisition of NovaMed and employee-related costs associated with the expanding sales efforts for SciClone’s lead product ZADAXIN. For the six months ended June 30, 2011, sales and marketing expenses were $18.1 million, compared with $10.6 million for the same period last year. SciClone expects sales and marketing expenses in 2011 to be higher compared to 2010 as a result of its acquisition of NovaMed and also due to increased sales efforts for ZADAXIN, primarily in China.

General and administrative expenses for the second quarter of 2011 were $8.3 million compared with $3.4 million for the same period last year. The increase in general and administrative expenses in the second quarter of 2011 was primarily a result of one time transaction costs of approximately $3.3 million related to its acquisition of NovaMed, NovaMed’s ongoing general and administrative expenses of approximately $0.7 million, and expenses associated with the Company’s compliance activities of approximately $0.7 million. For the six months ended June 30, 2011, general and administrative expenses were $14.2 million, compared with $6.6 million for the same period last year. SciClone expects its general and administrative expenses to decrease in the second half of 2011.

Cash and investments totaled $49.1 million at June 30, 2011, compared with $56.5 million at December 31, 2010. The decrease in SciClone’s cash balance is primarily due to the $24.6 million consideration paid in the second quarter as part of the acquisition of NovaMed on April 18, 2011 offset by cash generated by SciClone’s operations.

Financial Outlook Update

SciClone is confirming its previous guidance and anticipates that its 2011 GAAP revenue will be between $133 and $138 million which excludes NovaMed’s revenue prior to the closing of the acquisition on April 18, 2011. As a result of the various charges relating to the acquisition, and in order to provide what the Company believes is appropriate information on its operational results, SciClone is providing guidance on earnings per share on a non GAAP basis for 2011, and reporting GAAP as well as non GAAP EPS on a quarterly basis. SciClone’s non GAAP EPS will exclude charges and write offs related to the acquisition, which may vary from quarter to quarter and which cannot be predicted at this time. SciClone’s earnings per share for 2011, excluding charges and write offs related to the acquisition of NovaMed and employee stock-based compensation, are in line with its previous guidance and expected to be between $0.52 and $0.57 per share. SciClone is updating its guidance on cash, cash equivalents, and short and long term investments from greater than $45 million to greater than $55 million at the end of 2011, with $24.6 million having been paid to NovaMed shareholders as part of the initial consideration in the second quarter of this year.

Second Quarter 2011 Pipeline and Business Updates

With the acquisition of NovaMed in April of 2011, SciClone moved forward with its strategic goal of expanding its presence in China with additional key pharmaceutical assets, new therapeutic areas of focus, and an expanded management team, including a current sales force of over 680 professionals. Together with the products acquired from NovaMed, the SciClone portfolio now has 18 marketed products and spans major therapeutic areas including oncology, infectious diseases, and cardiovascular, urological, respiratory and central nervous system disorders. Over time, SciClone expects to optimize this product mix by shifting it to higher margin proprietary and in-licensed products, for which it recognizes the top line revenues. SciClone also has a strong pipeline of product candidates, which are in clinical trials or in other stages of the regulatory approval process in China, including DC Bead which has entered the last part of its regulatory process with a filing of its initial clinical study data with the SFDA. Through the NovaMed acquisition, SciClone now also has exclusive licensing and promotion agreements, for which it receives promotion fees, with a number of leading pharmaceutical companies. Although SciClone expects that ZADAXIN will continue to lead its product sales, the Company anticipates the addition of NovaMed products will increase its future revenues and strengthen its rapidly growing pharmaceutical business in China over the coming years. SciClone continues to look for in-licensing opportunities, with a focus on late-stage or approved branded, well-differentiated products that if not yet approved have a clear regulatory pathway in China based on existing approvals outside of China.

In June, SciClone announced new data from preclinical studies of SCV-07, the Company’s lead development product candidate, which showed that the compound successfully inhibited the growth of a variety of tumor cell lines in mice.

Conference Call Information

SciClone is hosting a conference call today at 4:30 pm ET to provide a financial update. The call will be hosted by Friedhelm Blobel, Ph.D., President and CEO, Gary Titus, Senior Vice President and CFO.

LIVE CALL:	866-831-6224 (U.S./Canada)
617-213-8853 (International)
Passcode: 17214706
REPLAY:	888-286-8010 (U.S./Canada)
617-801-6888 (International)
Passcode: 82491049
(Replay available from Tuesday, August 9, 2011, at 8:00 pm ET until 11:59 pm ET on Tuesday, August 16, 2011)

The conference call will contain forward-looking statements. Interested parties who wish to listen to the webcast should visit the Investor Relations section of SciClone’s website at www.sciclone.com. The information provided on the teleconference is accurate only at the time of the conference call, and SciClone will take no responsibility for providing updated information except as required by law.

About SciClone

SciClone Pharmaceuticals is a revenue-generating, profitable, China-centric specialty pharmaceutical company with a substantial commercial business and a product portfolio of therapies for oncology, infectious diseases and cardiovascular, urological, respiratory, and central nervous system disorders. SciClone’s ZADAXIN (thymalfasin) is approved in over 30 countries and may be used for the treatment of hepatitis B (HBV), hepatitis C (HCV), as a vaccine adjuvant, and certain cancers according to the approvals we have in these countries. SciClone markets nearly 20, mostly partnered products in China besides ZADAXIN, including Depakine®, the most widely prescribed broad-spectrum anti-convulsant in China; Tritace®, an ACE inhibitor for the treatment of hypertension; Stilnox®, a fast-acting hypnotic for the short-term treatment of insomnia (marketed as Ambien® in the US); and Aggrastat®, a recently-launched intervention cardiology product. On the development side, SciClone is evaluating SCV-07 in a phase 2b trial for the delay to onset of oral mucositis in patients with head and neck cancer. SciClone is also pursuing the registration of several other therapeutic products in China. SciClone is headquartered in Foster City, California. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding expected financial results and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risk and uncertainties relating to: the course, cost and outcome of regulatory matters, including pricing decisions by authorities in China; the on-going regulatory investigations and SciClone’s independent investigation; the Company’s ability to execute on its goals in China and on its objectives for revenue in fiscal 2011; the challenges presented by integrating an acquired business into existing operations; the variability in earnings on a GAAP basis that may result from non-cash charges related to the NovaMed acquisition; the dependence on third party license, promotion or distribution agreements including the need to renew such agreements; operating an international business; the clinical trial process, including the regulatory approval and the process of initiating trials at, and enrolling patients at, clinical sites; the Company’s ability to remediate its identified material weaknesses over internal control; and changes in its practices and policies which could adversely affect its ability to generate revenue. SciClone cannot predict the timing or outcome of the SEC and DOJ investigations, of the various litigations that have or may be filed relating to any of those matters, or of its efforts to cooperate with those investigations, however the Company expects to incur substantial expenses in connection with the investigations and the results of the investigations could include fines and further changes in its internal control or other remediation measures that could adversely affect its business. Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

Ambien, Depakine, Tritace and Stilnox are registered trademarks of Sanofi.

Aggrastat is a registered trademark of Merck & Co., Inc.

DC Bead is a registered trademark of Biocompatibles UK Limited.

SCICLONE PHARMACEUTICALS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Revenues:
Product sales	$27,389	$20,694	$49,051	$38,656
Promotion services	5,719	—	5,719	—

Total revenues	33,108	20,694	54,770	38,656

Operating expenses:
Cost of product sales	5,174	3,540	8,277	6,299
Sales and marketing	12,861	5,603	18,089	10,551
Amortization of acquired intangible assets, related to sales and marketing	714	—	714	—
Research and development	3,091	2,407	6,200	5,082
General and administrative	8,259	3,386	14,217	6,583
Contingent consideration	808	—	808	—

Total operating expenses	30,907	14,936	48,305	28,515

Income from operations	2,201	5,758	6,465	10,141

Interest and investment income	13	23	33	48
Interest and investment expense	(53)	(19)	(110)	(38)
Other (expense) income, net	(4)	(85)	11	(83)

Income before provision for income tax	2,157	5,677	6,399	10,068
Provision for income tax	174	197	567	395

Net income	$1,983	$5,480	$5,832	$9,673

Basic net income per share	$0.04	$0.12	$0.11	$0.20
Diluted net income per share	$0.03	$0.11	$0.11	$0.20

Weighted average shares used in computing:
Basic net income per share	55,666	47,549	52,301	47,403
Diluted net income per share	58,223	49,583	54,807	49,255

SCICLONE PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(in thousands, except per share amounts)

(unaudited)

	Three months ended June 30, 2011		Six months ended June 30, 2011
	2011	2010	2011	2010
GAAP net income	$1,983	$5,480	$5,832	$9,673
Non-GAAP adjustments:
Employee stock-based compensation	724	681	1,249	1,005
Contingent consideration	808	—	808	—
Amortization of acquired intangible assets	714	—	714	—
Acquisition related costs	3,260	—	3,822	—

Non-GAAP net income	$7,489	$6,161	$12,425	$10,678

Non-GAAP basic net income per share	$0.13	$0.13	$0.24	$0.23
Non-GAAP diluted net income per share	$0.13	$0.12	$0.23	$0.22

Weighted average shares used in computing:
GAAP and Non-GAAP basic net income per share	55,666	47,549	52,301	47,403
GAAP and Non-GAAP diluted net income per share	58,223	49,583	54,807	49,255

SciClone management uses these non-GAAP financial measures to monitor and evaluate the Company’s operating results and trends on an on-going basis and internally for operations, budgeting and financial planning purposes. SciClone believes the non-GAAP information is useful for investors by offering them the ability to better understand how management evaluates the business. These non-GAAP measures have limitations, however, because they do not include all items of income and expenses that affect SciClone. These non-GAAP financial measures that management uses are not prepared in accordance with, and should not be considered in isolation of, or as an alternative to, measurements required by GAAP.

SciClone’s non-GAAP financial measures exclude the following items from GAAP net income and net income per share:

•	Employee stock-based compensation. The effects of non-cash employee stock-based compensation.

•

Contingent consideration. The contingent consideration related to the acquisition of NovaMed is remeasured each reporting period and the change in fair value is recorded as an operating expense. SciClone’s non-GAAP financial measure excludes the change in fair value of the liability for contingent consideration in connection with the acquisition of NovaMed.

•

Amortization of acquired intangible assets. We recorded intangible assets in connection with the acquisition of NovaMed. The amortization of these intangible assets is excluded from SciClone’s non-GAAP financial measure.

•

Acquisition related costs. We incurred certain one-time acquisition costs related to the acquisition of NovaMed. The effects of these acquisition related costs are excluded from SciClone’s non-GAAP financial measure.

SCICLONE PHARMACEUTICALS, INC.

UNAUDITED SELECTED BALANCE SHEET DATA

(in thousands)

	June 30, 2011	December 31, 2010
Cash and investments	$49,116	$56,522
Accounts receivable	37,802	30,671
Inventories	8,790	7,078
Intangible assets, net	46,008	—
Goodwill	31,023	—
Total assets	177,516	97,807
Total current liabilities	18,307	12,129
Liability for contingent consideration	19,663	—
Deferred tax liability	9,284	—
Long-term borrowing on line of credit	2,500	2,500
Total shareholders’ equity	126,951	82,188